Filed pursuant to Rule 424(b)(3)

File Nos. 333-261313 and 811-23201

Harrison Street Real Assets Fund LLC

(the “Fund”)

Supplement dated August 6, 2026

to the Prospectus dated July 29, 2026

The Fund has authorized NFS to implement the auction process in accordance with the parameters described in the Prospectus. Accordingly, the following text under the “Shares” section of the cover page, “Suitability of Investment” and “The Auction Process” subsections in the Prospectus Summary and “Suitability of the Investment” and “The Auction Process” sections in the Prospectus is deleted:

The Fund will not authorize the implementation of the auction process until the Fund files a supplement to this Prospectus indicating that the process will be implemented.

Additionally, the last sentence of the second paragraph under the heading “The Auction Process” is deleted and replaced with the following:

For purposes of the initial auction, the Fund’s Repurchase Offer with the Repurchase Deadline Date of May 29, 2026 will constitute the first Repurchase Offer in this sequence.

Shareholders should retain this Supplement for future reference.